SCHEDULE 14A

Consent Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Under Rule 14a-12

VIVUS, Inc.

(Name of Registrant as Specified In Its Charter)

First Manhattan Co.

First Health, L.P.

First Health Limited

First Health Associates, L.P.

First BioMed Management Associates, LLC

First BioMed, L.P.

First BioMed Portfolio, L.P.

Michael James Astrue

Jon C. Biro

Samuel F. Colin

Johannes J.P. Kastelein

David York Norton

Herman Rosenman

Rolf Bass

Melvin L. Keating

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

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Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2)
and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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On May 7, 2013, First Manhattan Co. and its affiliates (collectively, "First Manhattan") released a presentation (the "Presentation") entitled "VIVUS – Why Change is Needed Now" to the stockholders of VIVUS, Inc. ("Vivus"). Among other things, the Presentation discusses First Manhattan's belief that the upside potential of Qsymia is enormous, but that the management and board of directors (the "Board") of Vivus have failed repeatedly in their efforts to launch Qsymia successfully and that such failure has led to a loss of shareholder value. The Presentation also outlines the strategies that the individuals nominated by First Manhattan for election to the Board are expected to implement, if elected, to enable Qsymia to reach its full potential. A copy of the Presentation is attached as Exhibit 1.

Also on May 7, 2013, First Manhattan issued a press release (the "May 7 Press Release") announcing the release of the Presentation and describing its content. A copy of the May 7 Press Release is attached as Exhibit 2.

Also on May 7, 2013, First Manhattan posted references to the Presentation, the May 7 Press Release, and various other press releases previously filed with the Securities and Exchange Commission on Schedule 14A on April 10, 2013 and May 2, 2013, to www.ourmaterials.com/VVUS/. Copies of the references are attached as Exhibit 3.